Exhibit 10.1

PROMISSORY NOTE

Borrower:	Erba Diagnostics, Inc. 2140 North Miami Avenue Miami, FL 33127	Lender:	Citibank, N.A. 6801 Colwell Boulevard Irving, TX 75039

Principal Amount $50,000,000.00	Date of Note: September 17, 2015

REPLACEMENT NOTE. This Note amends, restates, replaces and supersedes that certain promissory note of the Borrower in favor of Lender dated March 25, 2015 in the principal amount of $3,500,000.00.

PROMISE TO PAY. To repay Borrowers loan, Erba Diagnostics, Inc. ("Borrower) promises to pay to Citibank, N.A. ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance calculated from the date of the first advance until repayment of all advances.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on February 29, 2016. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning October 1, 2015, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to the loan in the following order: (1) interest; (2) principal; and (3) charges, fees and penalties. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the LIBOR Rate (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrowers request. The interest rate change will not occur more often than each day; however, the rate will be adjusted each business day to reflect day-to-day changes in the Index. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 1.750 percentage points over the Index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

LIBOR RATE. "LIBOR Rate means the rate of interest determined by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum at which deposits in United States dollars are offered to Lender by first class banks in the London interbank market for interest periods of one (1) month shortly after 11:00 a.m. (London time) two (2) banking days prior to (i) the date of each Advance hereunder and (ii) the date of each daily repricing of the Index, or, if the LIBOR Rate becomes unavailable during any period in which credit is available to the Borrower, in the discretion of Citibank, the base, reference or other rate then designated by Citibank for general commercial loan reference purposes, it being understood that such rate is a reference rate, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

PREPAYMENT. Borrower may pay without fee all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrowers obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lenders rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Citibank, N.A.; 6801 Colwell Boulevard; Irving, TX 75039.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 4.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. If any Event of Default shall occur, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 4.750 percentage points above the index. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrowers property or Borrowers ability to repay this Note or perform Borrowers obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrowers behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrowers existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrowers property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrowers accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change in Control. Should Transasia Bio-Medicals Limited, a company organized under the laws of India, cease at any time, either directly or indirectly (whether through its subsidiary known as ERBA Diagnostics Mannheim GMBH or otherwise), to own, control and direct at least a majority of the voting interests in Borrower, or cease to have the power to direct the management of Borrower

Adverse Change. A material adverse change occurs in Borrowers financial condition, or Lender, in good faith, believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. If any Event of Default shall occur, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable.

ATTORNEYS' FEES; EXPENSES. Borrower agrees to pay all costs and expenses Lender incurs to collect this Note. This includes, subject to any limits under applicable law, Lenders reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lenders request to submit to the jurisdiction of the courts of New York County, State of New York. Nothing herein shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrowers accounts with Lender and its subsidiaries and affiliates (whether checking, savings, or some other account and whether evidenced by a certificate of deposit). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lenders option, to administratively freeze all such accounts to allow Lender to protect Lenders charge and setoff rights provided in this paragraph.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrowers accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrowers accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lenders internal records, including daily computer print-outs.

LINE OF CREDIT - ONLINE ACCESS. Requests for advances under this Note, as well as payments from Borrowers accounts, may also be made on Lenders online banking system. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the online instructions or (B) credited to any of Borrowers accounts with Lender.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

JURY WAIVER. BORROWER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING HEREUNDER OR IN CONNECTION HEREWITH TO THE EXTENT PERMITTED BY APPLICABLE LAW.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released

from liability.     The obligations under this Note are joint and several.

BORROWER:

ERBA DIAGNOSTICS, INC.

By:	By:
Mohan Gopalkrishnan, Chief Executive Officer and	Ernesina Scala, Chief Financial Officer of Erba
Secretary of Erba Diagnostics, Inc.	Diagnostics, Inc.

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